Prospectus Supplement Filed Under Rule 424(b)(3)
                                                              File No. 333-16877


                           THE SPORTS AUTHORITY, INC.

             Prospectus Supplement No. 2 Dated February 12, 1997 to
                       Prospectus Dated December 17, 1996


                  This Prospectus Supplement No. 2 provides supplemental information to the Prospectus dated December 17, 1996 (the "Prospectus") covering the resale by the selling securityholders named herein (the "Selling Securityholders") of 5 1/4% Convertible Subordinated Notes due September 15, 2001 (the "Notes") of The Sports Authority, Inc. (the "Company") up to the aggregate principal amount of $149,500,000. In addition, the Prospectus relates to the offering of 4,580,964 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.01 per share (the "Common Stock" and, together with the Notes, the "Securities"), issued or issuable upon conversion of the Notes. A copy of the Prospectus is attached to this Prospectus Supplement No. 2 and must be read in conjunction herewith. The following information is hereby added to and deemed to be included in the
Prospectus:

                             SELLING SECURITYHOLDERS

         THE TABLE APPEARING UNDER THIS CAPTION IS SUPPLEMENTED AND RESTATED AS
FOLLOWS:
------------------------------------------ ------------------------ --------------------- ----------------- ----------------------

                                                                                                    Common
                                                                        Principal Amount       Stock Owned
            Name of Selling                    Principal Amount of      of Notes Offered          Prior to            Common Stock
            Securityholder                             Notes Owned             Hereby          Offering(1)        Offered Hereby(2)
            --------------                             -----------      ----------------       -----------        -----------------

J.P. Morgan Securities Inc.                            $12,485,000            12,485,000           382,564                382,564
CFW-C, L.P.                                             10,500,000            10,500,000           321,739                321,739
Merrill Lynch Capital Markets P.L.C.                     7,680,000             7,680,000           235,329                235,329
Deutsche Morgan Grenfell, Inc.                           7,050,000             7,050,000           216,025                216,025
UBS Securities LLC                                       6,800,000             6,800,000           208,364                208,364
Hamilton Partners Limited                                6,100,000             6,100,000           186,915                186,915
Lipper Convertibles, L.P.                                5,150,000             5,150,000           157,805                157,805
Paloma Securities L.L.C.                                 5,050,000             5,050,000           154,741                154,741
AIM Charter Fund(3)                                      5,000,000             5,000,000           153,209                153,209
J.P. Morgan/Whitefriars Inc.                             5,000,000             5,000,000           153,209                153,209
The TCW Group, Inc.(4)                                   4,855,000             4,855,000           148,766                148,766
SMM Co. BV                                               4,850,000             4,850,000           148,613                148,613
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated                                           4,730,000             4,730,000           144,936                144,936
Tour Societe Generale                                    4,050,000             4,050,000           124,100                124,100
Lazard Freres & Co.                                      3,910,000             3,910,000           119,809                119,809
BT Holdings Corporation                                  3,650,000             3,650,000           111,842                111,842
PaineWebber Inc.(5)                                      3,590,000             3,590,000           110,004                110,004
OCM Convertible Trust                                    3,545,000             3,545,000           108,625                108,625
Oppenheimer Total Return Fund, Inc.                      3,000,000             3,000,000            91,925                 91,925
State of Connecticut Combined
   Investment Funds                                      2,690,000             2,690,000            82,426                 82,426
Delta Air Lines Master Trust                             2,470,000             2,470,000            75,685                 75,685
Strong Total Return Fund, Inc.                           2,000,000             2,000,000            61,283                 61,283
Vanguard Convertible Securities
   Fund, Inc.                                            1,720,000             1,720,000            52,704                 52,704
Lincoln National Life Insurance
   Company                                               1,500,000             1,500,000            45,962                 45,962



Montgomery Securities                                    1,250,000             1,250,000            38,302                 38,302
Teachers Retirement System of Texas                      1,250,000             1,250,000            38,302                 38,302
Ramius Fund, L.P.                                        1,125,000             1,125,000            34,472                 34,472
Argent Classic Convertible
  Arbitrage Fund (Bermuda) L.P.                          1,000,000             1,000,000            30,641                 30,641
Lipper Offshore Convertibles, L.P.                       1,000,000             1,000,000            30,641                 30,641
State Employees' Retirement Fund of
   the State of Delaware                                   920,000               920,000            28,190                 28,190
Hughes Aircraft Company Master
   Retirement Trust                                        905,000               905,000            27,730                 27,730
Palladin Partners, L.P.                                    860,000               860,000            26,352                 26,352
Colonial Penn Insurance Company                            725,000               725,000            22,215                 22,215
Colonial Penn Life Insurance
   Company                                                 725,000               725,000            22,215                 22,215
Gleneagles Fund, Ltd.                                      685,000               685,000            20,989                 20,989
McMahan Securities Co. L.P.                                650,000               650,000            19,917                 19,917
Gershon Partners, L.P.                                     505,000               505,000            15,474                 15,474
Atlas Growth & Income Fund(6)                              500,000               500,000            15,320                 15,320
Pacific Mutual Life Insurance
   Company                                                 500,000               500,000            15,320                 15,320
Salomon Brothers International
   Limited(7)                                              450,000               450,000            13,788                 13,788
AIM V.I. Growth and Income
   Fund(8)                                                 400,000               400,000            12,256                 12,256
OCM Convertible Limited
   Partnership                                             250,000               250,000             7,660                  7,660
Goldman Sachs & Co. Bank,
   Zurich(9)                                               200,000               200,000             6,128                  6,128
Robertson Stephens & Co., LLP                              110,000               110,000             3,370                  3,370
Partner Reinsurance Company Ltd.                            45,000                45,000             1,378                  1,378
Credit Suisse First Boston Corp.                            40,000                40,000             1,225                  1,225
                                                         ---------             ---------         ---------              ---------
         Subtotal                                    $ 131,470,000          $131,470,000         4,028,465              4,028,465

Unnamed Securityholders or any future               $   18,030,000         $  18,030,000           552,473                552,473
transferees, pledges, donees or
successors of or from any such unnamed
Securityholder(10)(11)

         Total                                       $ 149,500,000         $ 149,500,000         4,580,938              4,580,938
                                                     =============         =============         =========              =========

----------------------

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial Conversion Rate (as defined herein). The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial Conversion Rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon Conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(3)      AIM Charter Fund is a series of AIM Equity Funds, Inc.

(4) The TCW Group, Inc. holds such Notes under management for various entities.

(5) PaineWebber Inc. has provided to the Company investment banking and/or advisory services for which the Company paid customary fees. PaineWebber Inc. may provide such services in the future.

(6)      Atlas Growth & Income Fund is a series of Atlas Assets, Inc.

(7) Salomon Brothers International Limited served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994. Salomon Brothers International Limited is an affiliate of Salomon Brothers Inc. which served as a co-manager for public offerings of the Common Stock made in October 1995 and November 1994.

(8) AIM V.I. Growth and Income Fund is a series of AIM Variable Insurance Funds, Inc.

(9) Goldman Sachs & Co. Bank, Zurich is an affiliate of Goldman, Sachs & Co. Goldman, Sachs & Co. was the initial purchaser of the Notes and has served as managing underwriter for public offerings of the Common Stock made in October 1995 and November 1994.

(10) No such holder may offer Notes pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(11) Assumes that the unnamed Securityholders or any future transferees, pledgees, donees or successors of or from any such unnamed Securityholder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial Conversion Rate.